Exhibit 10.1

RELEASE AND SEPARATION AGREEMENT

This Release and Separation Agreement (this “Agreement”) is entered into as of July 29, 2026 (the “Effective Date”), by and between Mangoceuticals, Inc., a Texas corporation (the “Company”), and Jacob Cohen (“Executive”).

RECITALS

WHEREAS, Executive is employed as the Chief Executive Officer of the Company pursuant to that certain Amended and Restated Executive Employment Agreement dated December 13, 2024 (the “Employment Agreement”); and

WHEREAS, the Company is entering into a business combination (the “Transaction”) with Nuclea Energy Inc. (“Nuclea”), pursuant to a Business Combination Agreement executed contemporaneously herewith (the “BCA”), which, upon Completion shall constitute a Change of Control under the Employment Agreement; and

WHEREAS, in connection with the Transaction, Upon the Closing, Executive will transition from his position as Chief Executive Officer to the position of President of the Company;

WHEREAS, Executive, as a result of Executive’s transition to President and the ultimate Change of Control, is entitled to certain severance payments under the Employment Agreement, and the parties desire to memorialize the terms of Executive’s separation and Executive’s release of claims in connection therewith; and

WHEREAS, all capitalized terms which are not defined herein shall have the meanings ascribed to them in the BCA;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Separation from Employment.

(a)	Effective as of the Closing of the Transaction (the “Separation Date”), Executive’s employment as Chief Executive Officer of the Company pursuant to the Employment Agreement shall terminate. Such termination shall be treated as a termination pursuant to Section 4.1.5 (Good Reason) or Section 4.1.6 (without Cause by the Company) of the Employment Agreement for purposes of determining Executive’s entitlement to severance benefits thereunder; and the Employment Agreement shall be deemed to have terminated in all respects except as otherwise provided in Sections 6 and 10 hereof.

(b)	Executive acknowledges that the diminution of his authority, duties, and responsibilities from Chief Executive Officer to President constitutes “Good Reason” under Section 1.1.7(a) of the Employment Agreement.

2.	Severance Benefits. Subject to Executive’s execution and non-revocation of this Agreement, and Executive’s continued compliance with the restrictive covenants set forth in the Employment Agreement, the Company shall provide Executive with the following severance benefits, which are in lieu of those set forth in the Employment Agreement (including without limitation Section 4.2.3 thereof):

(a)	Cash Severance. The Company shall pay Executive a lump sum cash payment of One Million Five Hundred Thousand Dollars ($1,500,000), payable immediately upon the Closing of the Transaction, less applicable tax withholdings.

(b)	Bonus Shares. The Company shall issue to Executive Two Million (2,000,000) shares of the Company’s common stock (the “Bonus Shares”) immediately upon the execution of this Agreement.

(c)	M&P Bonus Warrant. Upon the Completion of the Transaction, the Company shall issue Executive a cashless warrant for Ten Million Dollars ($10,000,000) worth of Mango & Peaches Corp. common stock (as determined on the date of warrant issuance) (the “M&P Warrant”) in a form agreeable to the Company and Executive. The M&P Warrant (i) shall be in lieu of the M&P Bonus (as defined in the Employment Agreement), which is hereby declared null and void, and (ii) shall be exercisable at the discretion of Executive.

(d)	Equity Acceleration. Notwithstanding anything to the contrary in any Equity Agreement (as defined in the Employment Agreement), all unvested stock options and other equity compensation previously granted to Executive shall immediately vest and become exercisable upon the Separation Date, and shall remain exercisable until the earlier of (i) the day prior to the effective vote to approve the termination of the Nasdaq Cap and (ii) the latest date upon which such stock options or equity would have expired by their original terms.

(e)	COBRA Benefits. Provided Executive timely elects to receive continued health insurance coverage through COBRA, the Company will pay Executive’s monthly COBRA contributions for health insurance coverage (less an amount equal to the premium contribution paid by active Company employees, if any) for twelve (12) months following the Separation Date.

3.	Waiver of All Other Severance Benefits. In exchange for the benefits set forth in Section 2 above, Executive hereby waives any and all rights and claims to any severance or change in control benefits, and to all other benefits set forth in the Employment Agreement, including but not limited to those set forth in Section 3.13 or Section 4.2.3 thereof.

4.	General Release of Claims.

(a)	In consideration of the benefits provided in Section 2 of this Agreement, and intending to be legally bound, Executive, on behalf of himself and his heirs, executors, administrators, successors, and assigns, hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company and its past, present, and future parent companies, subsidiaries, affiliates, predecessors, successors, assigns, shareholders, and their respective past, present, and future directors, officers, employees, agents, representatives, attorneys, insurers, and benefit plans (collectively, the “Released Parties”), from any and all claims, demands, actions, causes of action, obligations, damages, liabilities, charges, complaints, and controversies of any kind, whether known or unknown (“Claims”), including all Claims for compensation of any kind set forth in the Employment Agreement and not specifically provided for in Section 2 of this Agreement, that Executive now has or may have had against the Released Parties arising from or relating to Executive’s employment with the Company or the termination thereof. Executive represents and warrants that upon termination of the Employment Agreement as of the Separation Date, there will exist no written or oral legally binding contracts or agreements between Executive or his affiliates, on the one hand and the Company and its subsidiaries and their affiliates, on the other hand, except for this Agreement and the M&P Warrant [and any Equity Agreement].

(b)	Without limiting the generality of the foregoing, this release includes all claims under any federal, state, or local statute, law, regulation, ordinance, or order, including, without limitation, claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, the Fair Labor Standards Act, the Texas Labor Code, the Texas Commission on Human Rights Act, and any other federal, state, or local law governing employment or the termination of employment.

(c)	Notwithstanding the foregoing, this release does not apply to: (i) any rights or claims that may arise after the date Executive signs this Agreement; (ii) any rights or claims to the benefits set forth in this Agreement; (iii) any rights to indemnification or advancement of expenses to which Executive may be entitled under the Company’s governing documents, any agreement between Executive and the Company, or applicable law; (iv) any rights under any directors’ and officers’ liability insurance policy maintained by the Company; (v) any vested benefits under any employee benefit plan; or (vi) any claims that cannot be released as a matter of law. Notwithstanding the foregoing, Executive agrees to execute an additional release at the Separation Date and the date of Completion to extend the scope of the release through the date of the closing of the Transaction.

5.	ADEA Waiver. Executive acknowledges and agrees that: (a) Executive has read this Agreement and understands its terms and effect, including the fact that Executive is agreeing to release and forever discharge the Released Parties from any claims under the ADEA; (b) Executive has been advised in writing by this Agreement to consult with an attorney of Executive’s choice before signing this Agreement; (c) Executive has been given twenty-one (21) days to consider the terms of this Agreement, although Executive may sign and return it sooner if Executive so chooses; (d) Executive may revoke this Agreement within seven (7) days after signing it, and this Agreement shall not become effective or enforceable until the revocation period has expired; and (e) Executive has signed this Agreement knowingly and voluntarily and without any duress or undue influence. In the event Executive timely revokes this Agreement, Executive shall immediately return any benefits Executive received prior to revoking this Agreement.

6.	Restrictive Covenants. Executive acknowledges and agrees that Executive’s obligations under Articles V (Inventions) and VI (Confidential/Trade Secret Information and Restrictive Covenants; Non-Compete) of the Employment Agreement shall survive the termination of Executive’s employment and shall remain in full force and effect in accordance with their terms.

7.	Return of Company Property. Executive represents and warrants that Executive has returned, or will return on or before the Separation Date, all Company property in Executive’s possession or control, including, without limitation, all documents, records, files, data, equipment, computers, devices, credit cards, keys, access cards, and any other property belonging to the Company; provided, however, that Executive may retain such materials or documents as Executive may need in any legal action to enforce the terms of this Agreement or the Employment Agreement.

8.	No Admission of Liability. This Agreement does not constitute an admission by the Company or Executive of any wrongdoing, liability, or violation of any law, statute, regulation, or contract.

9.	Non-Disparagement. Each party agrees not to make any public statements or communications that disparage, defame, or damage the reputation of the other party, or in the case of the Company, its officers, directors, employees, products, or services. Nothing in this Section shall prevent Executive from providing truthful testimony in any legal proceeding or from reporting any act or failure to act to any governmental agency or entity.

10.	Arbitration. Any controversy, claim, or dispute arising out of or relating to this Agreement shall be resolved by binding arbitration in accordance with the arbitration provisions set forth in Article VIII of the Employment Agreement, which are incorporated herein by reference.

11.	Mutual Indemnification.

(a)	The Company agrees to indemnify, defend, and hold harmless Executive and his heirs, executors, administrators, and legal representatives from and against any and all claims, damages, losses, costs, and expenses (including reasonable attorneys’ fees) arising out of or resulting from: (i) any breach by the Company of this Agreement; (ii) any negligent, grossly negligent, or willful misconduct of the Company or its officers, directors, employees, or agents; or (iii) any third-party claims arising out of Executive’s service as an officer or director of the Company, to the fullest extent permitted by applicable law and the Company’s governing documents.

(b)	Executive agrees to indemnify, defend, and hold harmless the Company and its officers, directors, employees, agents, successors, and assigns from and against any and all claims, damages, losses, costs, and expenses (including reasonable attorneys’ fees) arising out of or resulting from: (i) any breach by Executive of this Agreement; (ii) any negligent, grossly negligent, or willful misconduct of Executive; or (iii) any fraud, dishonesty, or criminal conduct by Executive.

(c)	The indemnification obligations set forth in this Section shall survive the termination or expiration of this Agreement.

12.	Miscellaneous.

(a)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles.

(b)	Entire Agreement. This Agreement, together with the Employment Agreement (to the extent not terminated or superseded hereby) and the Consulting Agreement attached hereto as Annex 1, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, and representations relating to the termination of Executive’s employment.

(c)	Amendment. This Agreement may not be amended or modified except by a written instrument signed by both parties.

(d)	Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall continue in full force and effect.

(e)	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Facsimile and electronic signatures shall be deemed to be original signatures.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Release and Separation Agreement as of the date first written above.

MANGOCEUTICALS, INC.

By:

Name:	Gene Johnston

Title:	Chief Financial Officer

EXECUTIVE

_____________________________

Jacob Cohen

Annex 1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of August __, 2026 (the “Effective Date”), by and between Mangoceuticals, Inc., a Texas corporation (the “Company”), and Jacob Cohen (“Consultant”).

RECITALS

WHEREAS, Consultant has served as the Chief Executive Officer of the Company and possesses substantial knowledge, expertise, and experience regarding the Company’s business operations; and

WHEREAS, in connection with the merger transaction between the Company and Nuclea Energy Inc. (the “Transaction”), the Company and Executive have executed a release and separation agreement to, among other things, terminate Executive’s employment agreement (the “Separation Agreement”); and the Company and Executive mutually desire the Company to engage Consultant to serve as President of the Company and to provide consulting and advisory services to the Company;

WHEREAS, Consultant desires to provide such consulting services to the Company upon the terms and conditions set forth herein; and

WHEREAS, all capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Separation Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Engagement and Position. Effective upon the Separation Date, the Company hereby engages Consultant, and Consultant hereby accepts such engagement, to serve as President of the Company in the capacity of an independent consultant and to provide consulting and advisory services to the Company as described herein.

2.	Services. Consultant shall provide the following services to the Company (the “Services”):

(a)	Serve as President of the Company and perform such duties and responsibilities as are customary for such position, in a manner consistent with the Company’s policies and procedures and as may be further instructed by the Company’s Chief Executive Officer and Board of Directors;

(b)	Provide strategic advice and guidance to the Company’s Board of Directors and executive management team regarding the Company’s existing business operations;

(c)	Assist with the integration of the Company’s existing business operations following the closing of the Transaction;

(d)	Provide transition assistance and knowledge transfer to the Company’s new management team; and

(e)	Perform such other duties and responsibilities as may be reasonably requested by the Company’s Board of Directors or Chief Executive Officer from time to time.

3.	Compensation. In consideration for Consultant’s services hereunder, the Company shall pay Consultant a monthly consulting fee of Ten Thousand Dollars ($10,000) (the “Consulting Fee”). The Consulting Fee shall be payable on the first business day of each calendar month during the Term. The Consulting Fee shall be Consultant’s sole compensation for the Services, and Consultant shall not be entitled to any additional compensation, benefits, bonuses, or equity grants.

4.	Term and Termination.

(a)	The term of this Agreement shall commence on the Effective Date and shall continue until terminated by either party in accordance with this Section 4 (the “Term”).

(b)	Either party may terminate this Agreement for any reason or no reason upon thirty (30) days’ prior written notice to the other party.

(c)	The Company may terminate this Agreement immediately for Cause (as defined in the Employment Agreement).

5.	Independent Contractor Status. Consultant acknowledges and agrees that Consultant is an independent contractor of the Company and not an employee. Nothing in this Agreement shall be construed to create an employment relationship, partnership, joint venture, or agency relationship between the parties. Consultant shall be solely responsible for the payment of all taxes arising out of Consultant’s activities in connection with this Agreement, including federal, state, and local income taxes, social security and Medicare taxes, and self-employment taxes.

6.	Confidentiality and Restrictive Covenants. Consultant acknowledges and agrees that Consultant’s obligations under Articles V (Inventions) and VI (Confidential/Trade Secret Information and Restrictive Covenants; Non-Compete) of the Employment Agreement shall remain in full force and effect during the Term and thereafter in accordance with their terms.

7.	Miscellaneous.

(a)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflict of laws principles.

(b)	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, and representations relating to the engagement of Consultant by the Company.

(c)	Amendment. This Agreement may not be amended or modified except by a written instrument signed by both parties.

(d)	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date first written above.

MANGOCEUTICALS, INC.

By:
Name:
Title:

CONSULTANT

_____________________________

Jacob Cohen